UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 17, 2012

UNIVERSAL FOREST PRODUCTS, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan	00-22684	38-1465835
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 East Beltline, N.E. Grand Rapids, Michigan	49525
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

(a)           On December 17, 2012, the Company entered into a Note Purchase Agreement (the "Agreement") by and among the Company, Prudential Investment Management, Inc. and certain of its affiliates and managed accounts (collectively, "Prudential").  The Agreement provides that:

(i)             on December 17, 2012, the Company will issue its 3.89% Series A Senior Notes due December 17, 2022 in the aggregate principal amount of $35,000,000;

(ii)            on December 17, 2012, the Company will issue its 3.98% Series B Senior Notes due December 17, 2024, in the aggregate principal amount of $40,000,000; and

(iii)           Prudential will establish an uncommitted shelf facility, under which Prudential and its affiliates will consider one or more requests from the Company to purchase up to an additional $50,000,000 in aggregate amount of the Company's senior notes from time to time.  The interest rate on any future notes issued under the shelf facility will be determined at the time of issuance thereof.  Proceeds from the sale of the Series A Senior Notes and Series B Senior Notes will be used by the Company to refinance the Company's existing Series 2002-A Senior Notes, Tranche B totaling $40,000,000 and for general corporate purposes.  The Agreement contains certain customary representations and covenants, including financial covenants on the part of the Company which are substantially the same as those set forth in the Company's Credit Agreement dated as of November 14, 2011.  The Company's obligations under the Agreement will be unconditionally, jointly and severally guaranteed by those subsidiaries of the Company that are currently guarantors of the Company's credit facility.  A copy of the Agreement is attached as Exhibit 10(k) to this Current Report.

Item 9.01.	Financial Statement, Proforma Financial Information and Exhibits

(c)	Exhibits

10(k)	Note Purchase Agreement dated December 17, 2012, by and among the Company, Prudential Investment Management, Inc., and certain of its affiliates and managed accounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 18, 2012	UNIVERSAL FOREST PRODUCTS, INC.
(Registrant)

	By:	/s/ Michael R. Cole
Michael R. Cole
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

10(k)	Note Purchase Agreement dated December 17, 2012, by and among the Company, Prudential Investment Management, Inc., and certain of its affiliates and managed accounts.